Other Exhibit



                              POWER OF ATTORNEY


     Each of the undersigned hereby constitutes and appoints Frederick C. Dey, Eric B. Fischman and John E. Pelletier and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments to the Registration Statement for each Fund listed on Schedule A attached hereto (including post-effective amendments and amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.





Joseph S. DiMartino, Director/Trustee




David P. Feldman, Director/Trustee





Dated:    December 1, 1995




                                 Schedule A

                                  Group II


Dreyfus A Bonds Plus, Inc.
Dreyfus Balanced Fund, Inc.
Dreyfus Global Bond Fund, Inc.
Dreyfus Growth and Income Fund, Inc.
Dreyfus Growth Opportunity Fund, Inc.
Dreyfus Institutional Money Market Fund
Dreyfus International Equity Fund, Inc.
Dreyfus International Recovery Fund, Inc.
Dreyfus Money Market Instruments, Inc.
Dreyfus Variable Investment Fund
Premier Capital Growth Fund, Inc.